Exhibit 10.3

DIRECTOR COMPENSATION SUMMARY

The annual retainer for the directors is $25,000. Of this amount, $15,000 is paid in common shares of the Company.

In addition to the annual retainer, the directors are also paid $700 per half day for each board meeting and $175 per hour for each committee meeting attended during the calendar year. Directors are entitled to receive compensation and reimbursement for expenses incurred in attending board or committee meetings or when otherwise acting on our behalf. The chairman of the board, as well as the chairman of the audit committee, receive an additional annual retainer of $10,000. The chairmen of all other committees receive an additional retainer of $5,000.